SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
April 19, 2005

CRAFTMADE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26667	75-2057054
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

650 South Royal Lane, Suite 100
Coppell, Texas 75019
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 393-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

      On April 19, 2005, Craftmade International Inc.’s (the “Company”) 50% owned subsidiary, Design Trends, LLC (“Design Trends”) was notified by Lowe’s Companies, Inc. (“Lowe’s”) that Design Trends will no longer supply its mix and match portable lamp program to an additional three Lowe’s retail distribution centers. Such Lowe’s distribution centers currently serve, in the aggregate, approximately 265 Lowe’s stores. As a result, Design Trends’ mix and match portable lamp program will not be available in such stores. However, Design Trends continues to be the primary vendor to Lowe’s for the mix and match portable lamp program, and such program will continue to be available in approximately 722 Lowe’s stores.

      Management of the Company and Design Trends (collectively, “Management”) understands that on July 11, 2005, Lowe’s will be rolling out a program of a competitor of Design Trends to replace the Design Trends mix and match portable lamp program in the affected Lowe’s stores. Management further understands that the reason for the roll out of the competitor’s product is to conduct a more thorough test, comprised of multiple markets nationally, to determine the effectiveness and productivity of the competitor’s product versus the Design Trends’ mix and match portable lamp program. Management further understands that such test will continue approximately through January 31, 2006.

      Management believes that there has been no deterioration of the relationship between Design Trends and Lowe’s. Design Trends continues to be invited to participate in scheduled line reviews at Lowe’s for its existing and new products lines.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFTMADE INTERNATIONAL, INC.
Date: April 25, 2005	By:	/s/ Brad D. Heimann
Brad D. Heimann
Executive Vice President and Interim Chief Financial Officer